As filed with the U.S. Securities and Exchange Commission on March 30, 2026

Registration No. 333-291796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO

FORM S-1 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TERRESTRIAL ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	3443	98-1785406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2730 W. Tyvola Road, Suite 100

Charlotte, NC 28217

(646) 687-8212

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Simon Irish

Chief Executive Officer

2730 W. Tyvola Road, Suite 100

Charlotte, NC 28217

(646) 687-8212

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean Jones

Coleman Wombwell

K&L Gates LLP

300 South Tryon Street

Suite 1000

Charlotte, NC 28202

(704) 331-7406

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☒ 333-291796

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

This Post-Effective Amendment No. 1 to the Registration Statement Shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Terrestrial Energy Inc. (File No. 333-291796), initially filed on November 26, 2025, and declared effective by the Securities and Exchange Commission on December 23, 2025 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of UHY LLP with respect to its report dated March 30, 2026 relating to the financial statements of Terrestrial Energy Inc. for the years ended December 31, 2025 and December 31, 2024 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and included in the Prospectus Supplement No. 1 dated March 30, 2026 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Number		Description	Form	Exhibit	Date Filed with the SEC	File Number
23.1	*	Consent of UHY LLP

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 30, 2026.

TERRESTRIAL ENERGY INC.
By:	/s/ Simon Irish
Name:	Simon Irish
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Simon Irish	Chief Executive Officer and Director	March 30, 2026
Simon Irish	(Principal Executive Officer)

/s/ Brian Thrasher	Chief Financial Officer	March 30, 2026
Brian Thrasher	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	March 30, 2026
Frederick Buckman

*	Director	March 30, 2026
Shawn Matthews

*	Director	March 30, 2026
Hugh MacDiarmid

*	Director	March 30, 2026
David Hill

*	Director	March 30 2026
Charles Pardee

*	Director	March 30, 2026
Robert W. Jones

*	Director	March 30, 2026
William Johnson

*	Chief Technology Officer and Director	March 30, 2026
David LeBlanc

By:	/s/ Simon Irish
Name:	Simon Irish
Attorney-in-fact